Exhibit 10.13

April 27, 2009

VIA FACSIMILE (+613 9328 8332)

IR Gurus Interactive Pty Ltd. Attn: Mr. Mike Fegan
Level 3, 355 Spencer Street West Melbourne, Victoria 3003 Australia

Re:   Heroes over Europe — Sequel Rights

Dear. Mr. Fegan:

Red Mile Entertainment, Inc., a Delaware corporation, withOffices at 223 San AnseImo Aye., Ste. 3, San Anselmo, CA 94960 ("RME") and IR Gunn Interactive Pty Ltd., a company organized under the laws of Australia with a principal place of business at Levet 3, 355 Spencer Street, West Melbourne, Victoria 3003 Australia and doing business as Transmission Games ("TG") are entering into this letter agreement (the "Agreement") to provide for a grant of certain rights in and to Sequels (as defined below) to the interactive game Heroes Over Europe for the Sony Playstation 3, Microsoft Xbox 360 and personal computer (PC) platforms (the "Title") in accordance with the terms and conditions set forth herein. RME and TG are each referred to herein as a "Party" and collectively as the "Parties.". The terms "Sequel" and "Prequel" will have their respective meanings as defined in the Development Agreement between TG and the New Publisher dated on or about 29 April 2009 and are incosporated into this Agreement by reference.

TG, RME and Atari Interactive, Inc. ("Afar') are pasties to a letter agreement of even date herewith, pursuant to which Atari will have the right to transfer publishing rights for the. Title to a third-party publisher (the New Publisher") pursuant to a rights buyout agreement (the "Rights Buyout Agreement").

The Parties agree as follows:

1.       First Sequel.

(a)
TG shall promptly notify RME in writing (an "Option Notice") after TG and the New Publisher have finally determined that the New Publisher will not pu lish, license, distribute andfor otherwise exploit (collectively, "Publish") the st Sequel.

(b)	RME shall have the right, within ten business days after receipt of the Option Notice, to submit a bid to TG to Publish the first Sequel.

(c)
Upon RME's submission of a bid, RME and TG shall negotiate in good faith for a reasonable period of time, not to exceed twenty calendar days after submission of the bid, regarding the terms and conditions under which RME will Publish the first Sequel.

(d)
Except as provided in Section 1 (e) below, If RME and TG have not reached agreement in writing regarding the terms and conditions under which RME will . Publish the first Sequel within the period set fbrth in Section 1(c) above, or if RME does not submit ,a timely bid, TG shall be free to accept a bid from any third party or to elect not to, grant third-party rights to Publish the Sequel.

(e)	RME's rights with respect to the first Sequel shall cease on March 3, 2016.

2.        Second Sequel.

(a)	if TG has delivered an Option Notice to RME with respect to the first Sequel and RME has not submitted a bid, RME shall have no rights with respect to the second Sequel or any additional Sequel.

(b)
If RME submitted a bid in response to an Option Notice with respect to the first Sequel or matched the terms of a third-party bid to Publish the first Sequel, RME shall have the same rights with respect to the second Sequel as for the first Sequel, as set forth in Section l(a) through 1(e) above.

3.
Conditions. The following are conditions precedent to the effectiveness of thisAgreement and the obligations of the parties hereunder, and the failure of either such condition shall render this Agreement null and void from the date of its execution:

(a)	Mutual execution of the Rights.Buyout Agreement by a duly authorized officer of each of Atari and the New Publisher by June 30, 2009; and

4.        Representations and Warranties: Indemnity.

           (a)      TO represents and warrants to and RME represents to TO that

(i)	It has the full power and authority to grant to RME the rights granted under this Agreement;

(ii)	Neither this Agreement nor the exercise of the other party's rights hereunder will infringe, violate or misappropriate any intellectual property Of any third party; and

(iii)
It has not sold, assigned, leased, licensed or in any other way disposed of or encumbered the rights granted to the other hereunder and will not sell, assign, lease, limnse or in any other way dispose of or encumber any of such rights.

(b)
Each will indemnify, defend and hold harmless the other and its affiliates, officers, directors, employees and agents from and against all losses, liabilities, claims, obligations and expenses (including reasonable attorneys' tees) arising from any third-partyolaim in connection with any breach or alleged breach by that party of this Agreement or any of the formoing representations and warranties.

5.     Notices. All notices hereunder shall be in writing and shall be effective upon receipt. Notices may be sent by any reasonable means, including facsimile, to the Parties at their addresses and facsimile numbers written above. The Parties shall notify one another of any change of their address or facsimile number.

6.    Binding Nature of Terms. Each of the terms of this Agreement is binding upon the Parties, and•their respective successors, transferees, assigns, heirs and personal representatives. If any provision of this Agreement is declared null and void or unenforceable by any court or tribunal having jurisdiction, then such provision shall be considered separate and apart from the remainder of this Agreement which shall remain in full force and effect, but such provision shall be modified (as nearly as possible to reflect its original intent)'to eliminate such aspects of the provision that made it null, void or unenforceable and such modified provision shall then be deemed an original part of this Agreement.

7.    Construction and Headings. Thid Agreement shall not be construed more strictly against one Party than against any other Party by virtue of the fact that this Agreement may have been drafted orpreparcd by counsel for one of the Parties, the Parties recognizing and acknowledging that all Parties to this Agreement have contributed substantially and materially to the drafting and preparation hereof. The headings, titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, extend or describe the scope of this Agreement or the intent or meaning of any provision herein.

8.     Authorization of Signatories. The persons signing this Agreement represent and warrant that they are duly authorized to execute this Agreement on behalf of RME and TG, respectively, and to bind said entities to the terms, conditions, proviSions, duties and obligations set forth in this Agreement.

9.    Execution in Counterparts and Facsimiles. This Agreement may be executed in any number of counterparts and signatures may be passed by way of the exchange of digitally scanned copies in .PDF format, each and all of which shall be deemed for all purposes to be one agreement with original signatures.

10.  Further Assurances. The Parties mutually agree to execute, acknowledge, and deliver any and all such agreements, documents and instruments, and to perform any and all such acts and things as may be reasonably necessary and proper to consummate the transactions contemplated by this Agreement.

11.   Governing Law; Jurisdiction: loliscellaneous. This Agreement can only be modified by a writing signed by a duly authorized officer of each Party specifically referring to this Agreement. If either Party iniltiates an action for enforcement of the terms of this Agreement, the prevailing party shall be entitled to attorneys' fees and costs. The Parties  irrevocably consent and submit to the exclusive jurisdiction of the courts of the state and federal courts located within Victoria, Australia for purposes of any dispute arising hereunder or in connection with this Agreement. This Agreement, shall be governed under the lavis of the State of Victoria without regard to its principals of conflict of laws.

12.  Termination. TG may terminate this Agreement immediately with written notice if RME goes into compulsory or voluatary liquidation or if a Receiver is appointed or if RME makes an assignment for the benefit of or composition with its creditors generally, or Ekthreatens any of the foregoing,

        Please indicate your consent by signing two copies of this. Agreement and returning a fully executed originals to the other Party.

Sincerely yours, Red Mile Entertainment, Inc.

By:	/s/ Simon Price
Simon Price, CEO

ACCEPTED AND AGREED TO:

IR GURUS PTY LTD
D/B/A TRANSMISSION GAMES

By: /s/Michael T. Fegan
Name: MichaelT. Fegan
Title: CEO
Dated: 27/4/2009

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